                                                                    Exhibit 10.8

                              SEPARATION AGREEMENT
                                   AND RELEASE

         This SEPARATION AGREEMENT AND RELEASE (the "Agreement") is made as of August 21, 2003, by and among GTECH Holdings Corporation ("Holdings"), GTECH Corporation ("GTECH") and Antonio Carlos Rocha ("Executive"). Holdings, GTECH and their respective direct and indirect subsidiaries and affiliates (including, without limitation, GTECH Brazil Holdings S.A.) are herein collectively called the "Company".

                              W I T N E S S E T H:

         WHEREAS, Executive has been employed by the Company since October, 1995, most recently as Senior Vice President of Corporate Development; and

         WHEREAS, the Executive desires to resign voluntarily from his positions with the Company; and

         WHEREAS, the Company and Executive were parties to an Employment Agreement (the "Employment Agreement"), dated January 15, 1998, which was superseded by a letter agreement dated February 9, 2001, and agreed to by Executive on February 14, 2001 (the "Letter Agreement"); and

         WHEREAS, the parties entered into a "Change of Control Agreement" (as defined in Section 9 hereof); and

         WHEREAS, the Employment Agreement, the Letter Agreement, the Change of Control Agreement and all other agreements between the Executive and the Company except (i) the "Bonus Award Agreements" (as defined in Section 4 (g) hereof),
(ii) the "Restricted Stock Agreement" (as defined in Section 4(g) hereof), and
(iii) the "Document" (as defined in Section 8 hereof) are herein collectively called the "Executive's Employment Related Documents"; and

         WHEREAS, the Company and the Executive desire to execute this Agreement respecting the terms and conditions of the Executive's voluntarily resignation from the Company;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Termination of Employment. It is hereby agreed that Executive's employment with the Company will terminate effective August 29, 2003 (the "Termination Date") and that Executive will be deemed to have resigned voluntarily from such employment as of the Termination Date.

         2. Release by Executive. Except as specifically provided in this Agreement, the Document, the Restricted Stock Agreement and the Bonus Award Agreements, the Executive hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, FOREVER

FULLY DISCHARGES AND COVENANTS NOT TO SUE OR OTHERWISE PARTICIPATE IN ANY ACTION AGAINST the Company, and its predecessors, successors and assigns, and the current and former directors, officers, employees, agents, attorneys, representatives, predecessors, and insurers and reinsurers of said corporations, firms, associations, partnerships and entities, and their guardians, successors, assigns, heirs, executors and administrators (all of which persons and entities are hereinafter collectively referred to as "Executive Releasees"), from or regarding any and all claims, counterclaims, actions, causes of action, cross-claims, complaints, grievances, promises, liabilities, obligations, agreements, damages, rights, debts, demands, controversies, costs, losses, and expenses (including, without limitation, attorneys' fees, court costs and expenses) of whatever nature or kind, in law or in equity, or otherwise, whether now known or unknown, which the Executive now has or may ever have had prior to the "Effective Date" (as defined in Section 12 hereof) against all or any of the Executive Releasees. Without limiting the foregoing, except as provided in this Agreement, the release and covenant not to sue set forth in the immediately preceding sentence applies to all claims under any municipal, local, state or federal law, common or statutory, for any actions or omissions, whether known or unknown, that arise from, relate to, or are in any way connected with claims of breach of contract and wrongful termination and claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on the Company's right to terminate its employees. This release and covenant not to sue applies to all claims relating to Executive's employment by the Company including all claims based on the Executive's Employment Related Agreements. This release and covenant not to sue also applies to all common law claims including breach of contract, fraud, negligence, negligent misrepresentation, and any other tort or contract claim, and EXCEPT AS PROVIDED IN AND SUBJECT TO THE LIMITATIONS SET FORTH HEREIN, THIS IS A FULL, COMPLETE AND GENERAL RELEASE. Executive further represents and warrants that he has not heretofore assigned any claims that he may have against the Executive Releasees to any other person or entity. Notwithstanding any of the foregoing, the Company acknowledges that Executive may be subject to civil process (including subpoenas issued by legal authorities) that may require him to provide testimony regarding his employment with the Company.

         3. Payments. (a) In furtherance of the Company's obligations to Executive under the Executive's Employment Related Agreements, the Company shall continue Executive's base salary as of the Termination Date ($300,000), subject to all applicable deductions, for a period which shall end eighteen (18) months from the Termination Date. Said base salary shall be payable bi-monthly on the Company's usual dates for salary payments commencing on the first such date after the Termination Date.

         (b) This payment and the other benefits and payments provided for in this Agreement constitute the entire obligation of the Company, represent full and complete satisfaction by the Company of all obligations under the Executive's Employment Related Agreements, and constitute full and complete settlement of any claim under law or equity that Executive might otherwise assert against the Company for compensation, benefits or remuneration of any form.

         4. Benefits. From and after the Termination Date, Executive shall not be eligible for any Company benefits or perquisites, and shall no longer be eligible to participate in any Company benefit program or plan, except as expressly set forth below:

       (a) The Company shall for a period of twelve (12) months following the Termination Date, or until Executive's earlier death, and subject to continued employee contributions at levels equal to those existing as of the Termination Date, continue to provide Executive with the life insurance policy in effect as of the Termination Date ("Life Insurance Coverage"), and (ii) for a period of eighteen (18) months following the Termination Date, the Executive will be entitled (at the Company's cost) to private medical care with CARE Plus or other equivalent private medical care plan of GTECH's election, as determined by GTECH from time to time. Thereafter, the Company will respect Executive's rights, if any, to continued coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or other applicable laws. Without limiting the foregoing, after the initial eighteen month period referenced above, the Company will use reasonable efforts to enable the Executive at the Executive's expense to continue medical care insurance with CARE Plus for so long as the Company makes CARE Plus available to its employees in Brazil. In the event that the Company no longer uses CARE Plus as the medical insurer for its Brazilian employees after the eighteen month period described above, the Company will use reasonable efforts to enable the Executive at Executive's expense to continue medical insurance coverage with the subsequent insurance carrier(s) so long as the carrier(s) accept Executive as an insured.

         (b) In the event that Executive commences other employment with a successor employer ("new employment") during the period in which the Company is obligated to continue health insurance coverage under subsection (a)(ii) above, the Company may offset such obligations by any medical coverage which Executive receives during the applicable continuation period from a successor employer, so long as the aggregate coverage (from the Company and the successor employer) is substantially and financially comparable to the benefits and coverage provided by the Company as of the Termination Date; provided that nothing contained herein shall limit any continuation of coverage required by law. Executive shall notify the Company promptly of his new employment and shall provide only such information as shall be required to determine the appropriate medical coverage in accordance with this paragraph.

         (c) Executive's account under Company's 401(k) plan shall be treated in accordance with the plan.

         (d) (i) The Company shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company prior to the Termination Date. Expenses incurred by Executive in defending such a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Executive to repay said amount unless it shall ultimately be determined that Executive is entitled to be indemnified hereunder.

                  (ii) In addition, Executive will be covered by the Company's directors and officers liability insurance policy to the extent of the coverage provided by such policy through the Termination Date.

         (e) The Company shall cover the costs associated with the shipment of Executive's personal belongings from Rhode Island to Brazil and shall make the arrangements for such shipment. The Executive shall cooperate with the Company in such arrangements. The Company also shall cover the cost of a one-way airline ticket from the United States to Brazil for Executive.

         (f) The Company will permit the Executive to purchase his car in Brazil in accordance with the Company's policy in effect in Brazil. In lieu of any car allowance in the United States, the Company will reimburse the Executive for the early termination fee in connection with his Rhode Island based leased car; such termination fee to be in the amount of $4,800.00. The Executive will terminate the lease relating to such leased car and return the car to the lessor.

         (g) The Executive and the Company are parties to a Restricted Stock Agreement (the "Restricted Stock Agreement") (item 8 on Exhibit A), certain Restricted Stock Agreements - Bonus Awards (the "Bonus Award Agreements") (items 9 and 10 on Exhibit A) and certain Non-Qualified Stock Option Agreements (the "Non-Qualified Stock Option Agreements") (items 1, 2, 3, 4, 5, 6 and 7 on Exhibit A) which are described on Exhibit A attached hereto and made a part hereof. The parties hereto hereby agree that the Non-Qualified Stock Option Agreements are hereby terminated and of no further force or effect. The parties acknowledge and agree that Executive has no vested options or shares under any of such agreements and all unvested shares and options under such agreements are forfeited on the Termination Date. The parties hereto further acknowledge and agree that (i) the Bonus Award Agreements and the Restricted Stock Agreement will remain in full force and effect; (ii) for purposes of the Bonus Award Agreements and the Restricted Stock Agreement only, Executive's voluntary resignation shall be deemed to be a termination without cause; (iii) all shares granted to Executive pursuant to the Bonus Award Agreements shall be forfeited except those shares awarded pursuant to Section 1(a) of the Bonus Award Agreements; and (iv) all shares granted to Executive pursuant to the Restricted Stock Agreement shall vest and all restrictions shall expire on the "Effective Date" (as defined in Section 12 hereof) as provided in Section 2(b) of the Restricted Stock Agreement.

         (h) The Company shall pay the Executive's tax preparation fees for calendar year 2003, provided such amount does not exceed $5,000.00.

         (i) The Company shall pay to Executive his accrued but unused vacation pay, if any, during the pay period following the Termination Date.

         (j) The Company shall pay to Executive a one-time bonus in the amount of $200,000.00 in consideration of Executive's contributions to the Company. Said one time bonus shall be payable promptly after the "Effective Date" (as defined in Section 12 hereof).

         (k) The Executive shall terminate his Apartment Lease Contract relating to an apartment located at 940 Quaker lane, #2106, Warwick, Rhode Island. The Company shall pay directly to Briarwood Meadows Group or other appropriate entity the early termination fee of $1,750.00 associated with such termination.

         5. Certain Obligations of Executive. The Executive further covenants with the Company as follows and expressly agrees that the provisions of Sections 5 and 6 are material obligations to the Executive and the breach of these provisions by the Executive will constitute material breaches of this Agreement.

         (a) Assistance in Litigation. For a period of three years from the Effective Date, subject to reasonable accommodation of Executive's then business schedule, Executive, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation in which the Company is, or may become, a party or in connection with any investigation or review by any governmental agency of which the Company is or may become a subject. In the event that Executive is required to provide assistance beyond the eighteen (18) month severance period, the Company shall compensate Executive with a per diem allowance, of $1,000 per day, for each such day of assistance, and reimburse Executive, upon actual receipts, for reasonable expenses incurred by him in providing such assistance.

         (b) Confidential Information. Executive shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, at any time, any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, and other information relating to the business of the Company; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Executive from a third party without binder of secrecy. Executive agrees that, except as otherwise agreed by the Company, he will return to the Company, promptly upon request of any executive officer designated by the Board, any physical embodiment of such confidential information. In the event Executive is requested by any legal process to disclose confidential information, Executive shall immediately inform the Company and shall permit the Company an opportunity to oppose such process, it being understood that Executive's compliance with legal process, after the Company's reasonable opportunity to oppose such process, does not constitute a violation of this covenant.

         (c) Proprietary Creations. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Executive may have conceived, created, organized, prepared or produced during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, shall be owned by the Company, and Executive agrees to execute instruments or documents, to provide evidence and testimony, and to otherwise assist the Company in establishing, enforcing and maintaining such rights, title and interest of the Company at any time.

         (d) Authorization. Executive does hereby irrevocably constitute, authorize, empower and appoint the Company, or any of its officers, such Executive's true and lawful attorney (with full power of substitution and delegation) in Executive's name, and in Executive's place and stead, or in the Company's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which the Company, from time to time, may deem desirable or necessary to vest in the Company, its successors and assigns, any of the rights, title or interest granted pursuant to
Section 5(c) above for the use and benefit of the Company, its successors and assigns.

         6. Non-Competition. (a) For two years following the Effective Date (the "Non-Compete Period"), Executive shall not engage or propose to engage (collectively referred to as "Engage"), directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in any business or service in which the Company is Engaged at any time during the Non-Compete Period. Without in any way limiting the foregoing and in addition to the foregoing, during the Non-Compete Period, the Executive shall not Engage in
(i) the businesses of transaction processing of financial services or transaction processing of commercial and/or government services anywhere in the world if such transaction processing business competes with any transaction processing business in which the Company is Engaged at any time during the Non-Compete Period and/or (ii) the "Lottery and Gaming Business" (as defined in this Section 6) anywhere in the world (including without limitation in any business which competes or proposes to compete with any Lottery and Gaming Business in which the Company is Engaged anywhere in the world). Anything herein to the contrary notwithstanding, Executive's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity shall not by itself be deemed to violate this non-competition provision. As used herein, the "Lottery and Gaming Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries, games of chance and parimutuel wagering however and wherever conducted.

         (b) Further, for a period of two years following the Effective Date, Executive shall not (i) disturb or interfere with any business relationship between the Company and any of its customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee or customer of the Company to terminate such person's relationship with the Company or to take other action which is materially injurious to the Company.

         (c) Executive agrees that he will not at any time make or cause to be made any derogatory or disparaging comments regarding the Company, its business, or its present or past directors, officers or employees.

         (d) Unless Executive is otherwise notified in writing, any contact or communication with the Company by the Executive shall be made through the Senior Vice President-Human Resources of the Company.

         7. Tax Withholding. The Company may withhold from any benefits or payments payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

         8. Conflict of Interest. Executive acknowledges and agrees to continue to be bound by the provisions of the GTECH Holdings Corporation and Subsidiaries Policies and Procedures Conflict of Interest and Ethical Conduct (the "Document"). To the extent that any provision in the Document conflicts with a provision of this Agreement, the provision in this Agreement shall be binding.

         9. Effect of Prior Agreements. This Agreement, including the Exhibits hereto, the Bonus Award Agreements and the Document contain the entire understanding between the parties hereto with respect to the matters covered herein and supercede any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. Anything herein to the contrary notwithstanding, the Change of Control Agreement dated April 2, 2001 between Holdings and Executive is hereby terminated and of no further force or effect.

         10. Advice of Counsel. Executive understands that various State of Rhode Island and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. Executive acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one days so that he can thoroughly review and understand the effect of this Agreement before acting on it.

         11. General Provisions. (a) Certain Representations and Warranties of Executive and the Company. Executive represents to the Company that the execution and performance of this Agreement by Executive does not and will not constitute a breach of or violate any contract, agreement, obligation or understanding, oral or written, or order of any court or governmental authority to which he is a party or by which he is bound.

         (b) Non-assignability and Inurement. Neither this Agreement nor any rights or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent (it being understood that all payments to which Executive is entitled hereunder shall inure to the benefit of his estate or legal heirs).

         (c) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Executive and the Company and their respective heirs, executors, administrators, successors and permitted assigns, including, in the case of the Company, any person or entity acquiring all or substantially all of the Company's assets or the surviving entity if there is a change in control of the Company.

         (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (e) Remedies. Each of the Executive and the Company acknowledges and agrees that the possible restrictions on each of their activities which may occur as a result of each of their performance of the obligations under Sections 5 or 6 hereof are required for the reasonable protection of the Company. Executive expressly acknowledges and agrees that such restrictions are fair and reasonable for that purpose. The Executive further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by the Executive of this Agreement and that the Company, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction including, without limitation, any state or federal court in Rhode Island. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. Executive further acknowledges and agrees that, without limiting any other rights the Company may have, any of the payments and benefits required to be provided to Executive under this Agreement shall be forfeited to the Company if Executive breaches any of his obligations to the Company under Sections 5 or 6 hereof.

         (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

         (g) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement no so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

         (h) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, if to Executive, addressed to the address set forth on the signature page of this Agreement with a copy to his counsel, Adam C. Robitaille, Esq., Roberts Carroll Feldstein & Peirce, 10 Weybosset Street, Providence, RI 02903; if to the Company, addressed to GTECH Holdings Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817 and directed to the attention of the Chairman of the Board with a copy to the Company's counsel, Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, Attention: Walter G.D. Reed, Esq., or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

         (k) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island in the United States of America, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute hereunder, the prevailing party shall be entitled to recover from the non-prevailing party all costs, including reasonable attorneys' fees, incurred in adjudicating such dispute.

         (m) Joint and Several Liability. Notwithstanding any other provision of this Agreement, each of Holdings and GTECH, and their successors and assigns, shall be jointly and severally liable for all obligations or any of them to Executive hereunder. In the event that a substantial portion of the assets of either company are transferred to any other direct or indirect subsidiary or other affiliate of the Company, whether in one transaction or a series of transactions, such company, as applicable, shall cause (prior to or concurrently with each transfer) the transferee to become a signatory to this Agreement and to become jointly and severally liable for all obligations or any of them to Executive hereunder.

         (n) Costs. Each party to this Agreement shall be responsible for its own costs and expenses incurred in the preparation and negotiation hereof (including, without limitation, the fees and disbursements of its counsel).

         12. Revocation; Effective Date. Executive may revoke his agreement to the terms hereof at any time during the seven-day period immediately following the date of his signature below ("Revocation Period") by delivering written notice of his revocation to the Company. This Agreement shall become effective September 21, 2003 (the "Effective Date").

         13. No Admission. The execution of this Agreement does not represent and shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or the Executive.

         IN WITNESS WHEREOF, Holdings and GTECH have caused this Agreement to be executed by their duly authorized officers and Executive has signed this Agreement, all as of the day and year first above written.

                           GTECH HOLDINGS CORPORATION

                             By: /s/ W. Bruce Turner
                                 ---------------------------
                                 W. Bruce Turner
                                 President and Chief Executive Officer

                           GTECH CORPORATION


                             By: /s/ W. Bruce Turner
                                 ---------------------------
                                 W. Bruce Turner
                                 President and Chief Executive Officer

                            /s/ Antonio Carlos Rocha
                                 ---------------------------
                                 Antonio Carlos Rocha

                                    EXHIBIT A

1. Non-Qualified Stock Option Agreement between Executive and Holdings executed in connection with an option grant made on October 17, 1995.

2. Non-Qualified Stock Option Agreement between Executive and Holdings executed in connection with an option grant made on April 28, 1998..

3. Non-Qualified Stock Option Agreement between Executive and Holdings executed in connection with an option grant made on March 30, 1999.

4. Non-Qualified Stock Option Agreement made as of May 15, 2000 between Executive and Holdings

5. Non-Qualified Stock Option Agreement made as of March 16, 2001 between Executive and Holdings

6. Non-Qualified Stock Option Agreement made as of April 3, 2002 between Executive and Holdings

7. Non-Qualified Stock Option Agreement made as of April 15, 2003 between Executive and Holdings

8. Restricted Stock Agreement dated as of April 15, 2003 between Executive and Holdings.

9. Executive Restricted Stock Agreement - Bonus Award dated as of April 15, 2003 between Executive and Holdings.

10. Executive Restricted Stock Agreement - Bonus Award dated April 9, 2002 between Executive and Holdings.